UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): May 24, 2019 (May 21, 2019)

BUILDERS FIRSTSOURCE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-51357	52-2084569
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Bryan Street, Suite 1600

Dallas, Texas 75201

(Address of Principal Executive Offices) (Zip Code)

(214) 880-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	BLDR	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On May 22, 2019, Builders FirstSource, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with respect to an offering of $400.0 million aggregate principal amount of its 6.750% senior secured notes due 2027 (the “Notes”). The offering of the Notes is expected to close on or about May 30, 2019, subject to customary closing conditions.

The Purchase Agreement contains customary representations, warranties and agreements by the Company. In addition, the Company has agreed to indemnify the initial purchaser against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the initial purchaser may be required to make in respect of those liabilities. Furthermore, the Company has agreed with the initial purchaser not to offer or sell any debt securities issued or guaranteed by the Company for a period of 60 days after the date of the Purchase Agreement without the prior written consent of the initial purchaser.

The Company intends to use the net proceeds from the offering to repay a portion of the funds drawn under its existing term loan credit facility, to repurchase approximately $97 million aggregate principal amount of its outstanding 5.625% Senior Secured Notes due 2024 (the “Existing Notes”) from certain beneficial owners in open market transactions and to pay related transaction fees and expenses. The Company intends to use the remaining net proceeds for general corporate purposes. Certain beneficial owners of the Company’s Existing Notes have agreed to purchase Notes in the offering.

The Notes will be issued in a private transaction that is exempt from the registration requirements of the Securities Act to persons reasonably believed to be “qualified institutional buyers,” as defined in and in accordance with Rule 144A under the Securities Act, and to non-U.S. persons outside of the United States pursuant to Regulation S under the Securities Act. Accordingly, the Notes and the related guarantees will not be registered under the Securities Act and the Notes and the related guarantees may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto, and which is incorporated herein by reference.

Copies of press releases issued by the Company announcing the launch and pricing of the offering of the Notes are filed as Exhibits 99.1 and 99.2 hereto.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed as part of this Current Report:

Exhibit Number	Description

10.1	Purchase Agreement, dated as of May 22, 2019, by and among Builders FirstSource, Inc., as issuer, certain of its subsidiaries, as guarantors, and Credit Suisse Securities (USA) LLC, as the initial purchaser.

99.1	Press release announcing the launch of the notes offering, dated May 21, 2019.

99.2	Press release announcing the pricing of the notes offering, dated May 22, 2019.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILDERS FIRSTSOURCE, INC.
(Registrant)

By:	/s/ Donald F. McAleenan
Name:	Donald F. McAleenan
Title:	Senior Vice President, General Counsel and Secretary

Date: May 24, 2019